EXHIBIT 99.01

For information contact Mary Beth Higgins Herbst Gaming (702) 740-4576

HERBST GAMING REPORTS SECOND QUARTER EARNINGS

(LAS VEGAS) August 3, 2004 – Herbst Gaming, Inc. and Subsidiaries (“HGI” or “Company”) today announced the results of its operations for the second quarter and six-month period ended June 30, 2004.

The Company reported net revenues of  $93.4 million for the three months ended June 30, 2004, an increase of 19%, or $14.8 million, compared with $78.6 million in the prior year’s quarter.  During the quarter ended June 30, 2004, the Company refinanced substantially all of its outstanding debt. In conjunction with that refinance, the Company incurred approximately $38 million in early retirement of debt costs.  As a result, the Company recorded a net loss of  $29.8 million for the three months ended June 30, 2004, compared with net income of $3.6 million in the prior year’s quarter.  Income adjusted for those debt refinance costs, “Adjusted net income,” for the three month period ending June 30, 2004 was $8.2 million, an increase of $4.6 million, or 128%.  Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $20.1 million for the quarter ended June 30, 2004, an increase of 29%, or $4.5 million, compared with EBITDA of $15.6 million for the same quarter in 2003.

The Company reported net revenues of $183.0 million for the six months ended June 30, 2004, an increase of 22%, or $33.1 million, compared with $149.9 million in the prior year period.  Net loss was $24.3 million for the six months ended June 30, 2004, compared with net income of $6.9 million in the prior year period.  Adjusted net income for the six month period ending June 30, 2004 was $13.6 million, an increase of $6.7 million, or 99%, over the same six month period in the prior year.  Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $38.0 million for the six months ended June 30, 2004, an increase of 29%, or $8.5 million, compared with EBITDA of $29.5 million for the same period in 2003.

The results for the three and six month periods ended June 30, 2004 and 2003 include the performance of the slot route assets acquired from Anchor Coin Inc., a subsidiary of International Gaming Technology, in February 2003.

See footnote (2) to the below Selected Financial Information for a detailed definition of EBITDA and adjusted net income and a discussion of the reasons the Company uses EBITDA and adjusted net income as performance measures.  Included in the Selected Financial Information is a reconciliation of consolidated EBITDA and adjusted net income, non-GAAP measures, to net income.

On July 20, 2004, the Company announced that it entered into definitive purchase agreements pursuant to which the Company will purchase substantially all of the riverboat casino assets of Grace Entertainment for approximately $287.5 million in cash. These assets include the St. Jo Frontier Casino, in St. Joseph, Missouri, the Mark Twain Casino in La Grange, Missouri, and Lakeside Casino Resort in Osceola, Iowa.

The sale is subject to customary closing conditions including the Company obtaining all requisite regulatory and third party approvals, including gaming regulatory approvals, as well as expiration of the waiting period under the Hart-Scott-Rodino Act.  The transaction is expected to be completed within six to nine months.

Conference Call Information

The Company will host a conference call to discuss its second quarter 2004 financial results on Wednesday, August 4, 2004 beginning at 1 p.m. Eastern/10 a.m. Pacific Time.  Interested participants may access the call by dialing into our conference operator at (800) 901-5217, PIN No. 72855405. International participants dial (617) 786-2964.  A replay of the call will be available beginning one hour after the completion of the call and until Wednesday, August 11, 2004 at 5 p.m. Pacific Time.  To access the replay, call (888) 286-8010, PIN No. 26541849. International participants dial (617) 801-6888.   A copy of the second quarter earnings call will be available on the Company’s web site, www.herbstgaming.com, in the “Investors Relations” section, which will be accessible on the Company’s web site for a period of at least 12 months.

HERBST GAMING
SELECTED FINANCIAL INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(dollars in thousands)
Income Statement Data
Revenues
Route Operations	$61,441	$72,792	$115,224	$141,743
Casino Operations	19,164	22,623	38,685	45,449
Other	890	1,003	1,618	1,826
Total revenues	81,495	96,418	155,527	189,018
Promotional allowances – route	(97)	(118)	(200)	(234)
Promotional allowances – casino	(2,781)	(2,924)	(5,417)	(5,765)
Net revenues	78,617	93,376	149,910	183,019
Cost of revenues
Route operations	47,307	55,698	89,917	110,224
Casino operations	12,469	13,904	24,590	27,715
Depreciation and amortization	6,209	6,646	11,426	13,280
General and administrative	3,297	3,692	6,063	7,137
Total costs and expenses	69,282	79,940	131,996	158,356
Income from operations	9,335	13,436	17,914	24,663
Interest income	53	48	133	99
Interest expense	(5,827)	(5,324)	(11,150)	(11,116)
Loss on early retirement of debt	—	(37,991)	—	(37,991)

Net income (loss)	$3,561	$(29,831)	$6,897	$(24,345)

	Six Months Ended June 30,
	2003		2004
	(dollars in thousands)
Other data:
Ratio of adjusted earnings to fixed charges (1)	1.6	x	2.2	x
Net cash provided by operating activities	$19,489		$20,037
Net cash used in investing activities	(64,147)		(6,287)
Net cash provided by (used in) financing activities	43,223		(15,546)
Capital expenditures	6,611		5,578

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(dollars in thousands)

Route EBITDA (2)	$14,037	$16,976	$25,107	$31,285
Casino EBITDA (2)	3,914	5,795	8,678	11,969
Other and Corporate (3)	(2,354)	(2,641)	(4,312)	(5,212)
Consolidated EBITDA (2)	$15,597	$20,130	$29,473	$38,042

	December 31, 2003	June 30, 2004
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$54,030	$52,234
Total assets	237,068	226,743
Total debt (4)	215,269	257,319
Stockholders’ equity (deficiency)	$1,554	$(43,641)

(1)                                  For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before fixed charges (other than capitalized interest), extraordinary items and costs associated with the early retirement of debt.  Fixed charges consist of interest expensed and capitalized.

(2)                                  Consolidated EBITDA consists of net income (loss) plus depreciation and amortization, interest expense net of capitalized interest and costs associated with the early retirement of debt.  Segment EBITDA for route and casino is calculated before allocation of overhead.  Adjusted net income represents net income plus costs associated with the early retirement of debt.  Adjusted net income and EBITDA are presented because they are used as performance measures to analyze the performance of our business segments and because we believe they are frequently used by securities analysts, investors and in the evaluation of companies in our industry.  However, other companies in our industry may calculate adjusted net income or EBITDA differently.  Adjusted net income and EBITDA are not measurements of financial performance under generally accepted accounting principles and should not be considered as alternatives to cash flow from operating activities or measures of liquidity or as alternatives to net income or as indicators of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

(3)                                  Amount represents other non-gaming revenues, general and administrative expenses, and interest income.

(4)                                  Total debt consists of the current and long-term portions for all periods presented.

The following table is a reconciliation of net income to adjusted net income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(dollars in thousands)
Reconciliation of net income (loss) to Adjusted net income:
Net income (loss)	$3,561	$(29,831)	$6,897	$(24,345)
Loss on early retirement of debt	—	37,991	—	37,991
	$3,561	$8,160	$6,897	$13,646

The following table is a reconciliation of net income to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2004	2003	2004
	(dollars in thousands)
Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$3,561	$(29,831)	$6,897	$(24,345)
Interest	5,827	5,324	11,150	11,116
Depreciation and amortization	6,209	6,646	11,426	13,280
Loss on early retirement of debt	—	37,991	—	37,991
Consolidated EBITDA (2)	$15,597	$20,130	$29,473	$38,042

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition, and results of operations of the Company and its subsidiaries which involve risks and uncertainties, including, but not limited to, financial market risks, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission.  These forward-looking statements generally can be identified by phrases such as the Company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” or other words or phrases of similar import.  Such forward-looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.  For more information, review the Company’s filings with the Securities and Exchange Commission.